Exhibit 10.3

Execution Version

RESTRICTED SHARE AWARD
UNDER THE
2005 OMNIBUS STOCK AND INCENTIVE PLAN
for
THOMAS GROUP, INC.

Effective as of March 1, 2008 (“Date of Grant”), a RESTRICTED SHARE AWARD (“Award”) is granted by Thomas Group, Inc. (the “Company”) to Michael E. McGrath (the “Holder”), provided that this Award is in all respects subject to the terms and provisions of the 2005 Omnibus Stock and Incentive Plan For Thomas Group, Inc. (the “2005 Plan”), all of which are incorporated herein by reference, except to the extent otherwise expressly provided in this Award.  Capitalized terms used herein without definition shall have the respective meanings specified in the 2005 Plan.

WITNESSETH

WHEREAS, the Company desires to grant to the Holder an award of 100,000 Shares;

WHEREAS, the purpose of this Award is to advance the interests of the Company and increase shareholder value by providing additional incentives to attract, retain and motivate the Holder; and

WHEREAS, the terms of the Award are set forth below;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.             Definitions.  As used in this Award, the following words shall have the following meanings:

“Sign-On Shares” shall mean the Shares to be delivered pursuant to this Award.

2.             Sign-On Share Award.  The Company hereby issues to the Holder 100,000 Shares upon the terms and subject to the conditions set forth in this Award.

3.             No Restrictions.  Pursuant to power granted to the Committee in the 2005 Plan, the Committee has determined that the restrictions which otherwise would have been imposed on the Sign-On Shares shall be deemed to have been fully satisfied on the Date of Grant by reason of the Committee’s determination that immediate satisfaction of any restrictions which otherwise would have been imposed on the Sign-On Shares is a necessary action to induce the Holder to enter into employment with the Company.  As a result, the Sign-On Shares are fully Vested on the Date of Grant.

4.             Withholding.  The Holder shall be required to pay to the Company, in cash, the amount which the Company reasonably determines to be necessary in order for the Company to comply with applicable federal or state income tax withholding requirements and the collection of employment taxes, provided that the Holder may elect to offset the amount the Company reasonably determines as necessary to comply with applicable tax requirements from the Sign-On Shares otherwise deliverable to the Holder (valued at their fair market value on the applicable date) and a net number of Sign-On Shares shall thereafter be delivered to the Holder.

5.             Representations and Warranties.  As a condition to the delivery of the Sign-On Shares, the Board may obtain such agreements or undertakings, if any, as the Board may deem necessary or advisable to assure compliance with any law or regulation including, but not limited to, the following:

(a)           a representation, warranty or agreement by the Holder to the Company that he is acquiring the Sign-On Shares for investment and not with a view to, or for sale in connection with, the distribution of any such Sign-On Shares; and

(b)           a representation, warranty or agreement to be bound by any legends that are, in the opinion of the Board, necessary or appropriate to comply with the provisions of any securities law deemed by the Board to be applicable to the issuance of the Sign-On Shares and are endorsed upon the Share certificates.

6.             Interpretation of the Award Provisions.  The Committee shall have the authority to the full extent provided under the terms of the 2005 Plan to interpret all terms of the 2005 Plan and this Award, and to otherwise supervise the implementation of such terms.

7.             Governing Law.  TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, THIS AWARD SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

8.             Binding Effect.  This Award shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

9.             Amendments.  This Award may only be amended by a written document signed by the Company and the Holder.

10.          Severability.  If any provision of this Award is declared or found to be illegal, unenforceable or void, in whole or in part, the remainder of this Award will not be affected by such declaration or finding and each such provision not so affected will be enforced to the fullest extent permitted by law.

11.          Counterparts.  This Award may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused these presents to be executed on its behalf and the Holder has hereunto set his hand, all on the day and year first above written.

THOMAS GROUP, INC.

By:	/s/ Edward P. Evans
Edward P. Evans, Director

ACKNOWLEDGMENT

The Holder agrees to be bound by all the terms of this Award and the 2005 Plan.

/s/ Michael E. McGrath
Michael E. McGrath